Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208791

Prospectus Supplement No. 2 to Reoffer Prospectus

of

EMPIRE RESORTS, INC.

221,372 Shares of Common Stock, par value $0.01 per share

Issuable Pursuant to the 2015 Equity Incentive Plan

This Prospectus Supplement No. 2 dated April 16, 2018 (this “Supplement”), supplements the reoffer prospectus filed as part of the Registration Statement on Form S-8 filed by Empire Resorts, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 30, 2015 (the “Prospectus”), relating to the offer and sale by certain of our executive officers and directors (also called “Selling Stockholders”), who may be deemed “affiliates” of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of our common stock that is held, or may be acquired, upon the vesting of restricted common stock and restricted stock units pursuant to our 2015 Equity Incentive Plan, which we refer to herein as the “2015 Plan”. This prospectus covers 76,172 shares of our currently outstanding restricted shares of common stock (and an additional 145,200 outstanding restricted stock units) (collectively, the “Shares”) that are owned by the Selling Stockholders.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our common stock is quoted on the Nasdaq Global Market under the symbol “NYNY”. On April 13, 2018, the closing sale price of our common stock on the Nasdaq Global Market was $20.25 per share.

The Shares included in this Supplement may be offered and resold directly by the Selling Stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time, or through underwriters or dealers. We will not control or determine the price at which a Selling Stockholder decides to sell its Shares. Brokers or dealers effecting transactions in these Shares should confirm that the Shares are registered under applicable state law or that an exemption from registration is available.

You should carefully read and consider the risk factors under Item 1A beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2017 for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as set forth below and is provided for the primary purpose of updating the table of selling stockholders contained in the Prospectus.

SELLING STOCKHOLDERS

Shares may be acquired by certain employees, officers, directors and consultants to the Company who may be deemed affiliates pursuant to the terms of the 2015 Plan. Executive officers, directors or others who are considered to be affiliates of the Company who acquire common stock under the 2015 Plan may be added to the list of selling security holders and their number of shares to be sold may be increased or decreased by the use of future prospectus supplements filed with the SEC. Each selling security holder will receive all of the net proceeds from any sale from time to time of his Shares subject of this Supplement in conjunction with the Prospectus. The inclusion of the Shares in the table below does not constitute a commitment to sell any such Shares.

The information in the following table is as of April 4, 2018.

Name of Selling Stockholder (1)	Position	Number of Shares Beneficially Owned		Number of Shares Offered		Number of Shares Beneficially Owned After Offering		Percentage of Shares Beneficially Owned After Offering
Emanuel R. Pearlman	Executive Chairman of the Board	165,734	(2)	105,047	(2)	60,687	(2)	*
Ryan Eller	Chief Executive Officer and Director	40,000	(3)	40,000	(3)	—		—
Nancy Palumbo	Director	21,372	(4)	10,000	(4)	11,372	(4)	*
Gregg Polle	Director	21,176	(5)	10,000	(5)	11,176	(5)	*
Edmund Marinucci	Director	10,622	(6)	7,000	(6)	3,622	(6)	*
Keith Horn	Director	9,250	(7)	9,250	(7)	—		—
Gerard Ewe Keng Lim	Director	4,875	(8)	4,875	(8)	—		—
Jamie Sanko	Chief Accounting Officer	10,000	(9)	10,000	(9)	—		—
Charles Degliomini	Executive Vice President of Governmental Affairs and Corporate Communications	15,594	(10)	7,600	(10)	—		—
Nanette Horner	Executive Vice President, Chief Counsel and Chief Compliance Officer	18,752	(11)	7,600	(11)	—		—
Kevin Kline	Chief Operating Officer and General Manager of Montreign Operating Company, LLC	10,000	(12)	10,000	(12)	—		—

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.

(2)	Number of shares beneficially owned consists of 165,734 shares of common stock. Of the 165,734 shares beneficially owned, 105,047 shares were granted under the 2015 Equity Incentive Plan (the “2015 Plan”), of which 17,547 are vested. An additional 18,750 shares vest on each of March 15, 2019 and 2020, respectively, and all 37,500 unvested shares shall vest immediately in the event (i) Mr. Pearlman is removed from the Board other than for cause; (ii) if he is not re-nominated by Kien Huat Realty III Limited (“Kien Huat”) to stand for election to the Board or (iii) upon a Change in Control (as defined in the award) (the “Accelerated Vesting Conditions”).

In addition, 25,000 restricted stock units granted on June 5, 2017 pursuant to the 2015 Plan shall vest as follows: 8,333 shares of common stock vest on June 5, 2018, 8,333 shares vest on June 5, 2019 and 8,334 shares vest on June 5, 2020; provided, however, that all of such restricted stock units will vest immediately in the event that Mr. Pearlman is terminated as Executive Chairman for any reason other than for cause.

Further, 25,000 restricted stock units granted on March 13, 2018 pursuant to the 2015 Plan shall vest as follows: 8,333 shares vest on March 13, 2019, 8,333 shares vest on March 13, 2020 and 8,334 shares vest on March 13, 2021; provided, however, that such restricted stock units shall immediately vest in the event Mr. Pearlman is (i) terminated by the Company other than for cause (as such term is defined in the 2015 Plan), (ii) removed from the Board by the shareholders other than for cause or he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the 2015 Plan).

In addition, 59,487 of shares held by Mr. Pearlman were granted under the Second Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”), of which 34,487 are vested. An additional 25,000 shares vest on August 5, 2018, the six-month anniversary of the opening of the Company’s resort casino; and such 25,000 unvested shares shall vest immediately in the event of the Accelerated Vesting Conditions. The shares granted under the 2005 Plan are not offered for resale in this reoffer prospectus.

(3)	Number of shares beneficially owned consists of 40,000 shares of common stock. Of the 40,000 shares beneficially owned, all were granted under the 2015 Plan and none of which have vested. 20,000 restricted stock units granted on June 5, 2017 pursuant to the 2015 Plan shall vest as follows: 6,667 shares vest on June 5, 2018, 6,667 shares vest on June 5, 2019 and 6,666 shares vest on June 5, 2020.

In addition, 20,000 restricted stock units granted on March 13, 2018 pursuant to the 2015 Plan shall vest as follows: 6,667 shares vest on March 13, 2019, 6,667 shares vest on March 13, 2020 and 6,666 shares vest on March 13, 2021; provided, however, that such restricted stock units shall immediately vest in the event Mr. Eller is (i) terminated by the Company other than for Cause (as such term is defined in the Plan), (ii) removed from the Board other than for cause or he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the 2015 Plan).

(4)	Number of shares beneficially owned consists of 21,372 shares of common stock. Of the 21,372 shares beneficially owned, 10,000 shares were granted under the 2015 Plan, of which 6,000 are vested. The remaining 4,000 restricted stock units granted under the 2015 Plan shall vest on January 4, 2019.

In addition, 11,372 shares were granted under the 2005 Plan, all of which are vested. The shares granted under the 2005 Plan are not offered for resale in this reoffer prospectus.

(5)	Number of shares beneficially owned consists of 21,176 shares of common stock. Of the 21,176 shares beneficially owned, 10,000 shares were granted under the 2015 Plan, of which 6,000 are vested. The remaining 4,000 restricted stock units granted under the 2015 Plan shall vest on January 4, 2019.

In addition, 11,176 shares were granted under the 2005 Plan, all of which are vested. The shares granted under the 2005 Plan are not offered for resale in this reoffer prospectus.

(6)	Number of shares beneficially owned consists of 10,622 shares of common stock. Of the 10,662 shares beneficially owned, 7,000 shares were granted under the 2015 Plan, of which 3,000 are vested. The remaining 4,000 restricted stock units granted under the 2015 Plan shall vest on January 4, 2019.

In addition, 3,622 shares were granted under the 2005 Plan, of which all are vested. The shares granted under the 2005 Plan are not offered for resale in this reoffer prospectus.

(7)	Number of shares beneficially owned consists of 9,250 shares of common stock. Of the 9,250 shares beneficially owned, all were granted under the 2015 Plan, of which 5,250 are vested. The remaining 4,000 restricted stock units granted under the 2015 Plan shall vest on January 4, 2019.

(8)	Number of shares beneficially owned consists of 4,875 shares of common stock. Of the 4,875 shares beneficially owned, all shares were granted under the 2015 Plan, of which 875 are vested. The remaining 4,000 restricted stock units granted under the Plan shall vest on January 4, 2019, but vest immediately in the event of a Change in Control (as defined in the award).

(9)	Number of shares beneficially owned consists of 10,000 shares of common stock. Of the 10,000 shares beneficially owned, 10,000 restricted stock units were granted on March 13, 2018 pursuant to the 2015 Plan, none of which are vested. The shares granted under the 2015 Plan shall vest as follows: 3,333 shares vest on March 13, 2019, 3,333 shares vest on March 13, 2020 and 3,334 shares vest on March 13, 2021; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

(10)	Number of shares beneficially owned consists of 15,594 shares of common stock. Of the 15,594 shares beneficially owned, 7,600 restricted stock units were granted pursuant to the 2015 Plan, none of which are vested. The shares granted under the 2015 Plan shall vest as follows; 1,000 restricted stock units granted on May 1, 2017 vest as follows: 333 shares vest on May 1, 2018, 333 shares vest on May 1, 2019 and 334 shares vest on May 1, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award); and 6,600 restricted stock units granted on March 12, 2018 shall vest as follows: 2,200 shares vest on March 12, 2019, 2,200 shares vest on March 12, 2020 and 2,200 shares vest on March 12, 2021; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

In addition, 7,994 shares were granted under the 2005 Plan, of which 2,994 are vested and 5,000 shares of restricted stock pursuant to the 2005 Plan which currently have voting rights and vest on August 5, 2018; however, there is immediate vesting in the event of a Change in Control (as defined in the award). The shares granted under the 2005 Plan are not offered for resale in this reoffer prospectus.

(11)	Number of shares beneficially owned consists of 18,752 shares of common stock. Of the 18,752 beneficially owned, 7,600 shares of restricted stock units were granted under the 2015 Plan, none of which are vested. The shares granted under the 2015 Plan shall vest as follows; 1,000 restricted stock units granted on May 1, 2017 vest as follows: 333 shares vest on May 1, 2018, 333 shares vest on May 1, 2019 and 334 shares vest on May 1, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award); and 6,600 restricted stock units granted on March 12, 2018 vest as follows: 2,200 shares vest on March 12, 2019, 2,200 shares vest on March 12, 2020 and 2,200 shares vest on March 12, 2021; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

In addition, 11,152 shares were granted under the 2005 Plan, of which 6,152 are vested and 5,000 shares of restricted stock pursuant to the 2005 Plan which currently have voting rights and vest on August 5, 2018; however, there is immediate vesting in the event of a Change in Control (as defined in the award). The shares granted under the 2005 Plan are not offered for resale in this reoffer prospectus.

(12)	Number of shares beneficially owned consists of 10,000 shares of common stock. Of the 10,000 shares beneficially owned, 10,000 restricted stock units were granted on March 12, 2018 pursuant to the 2015 Plan, none of which are vested. The shares granted under the 2015 Plan vest as follows: 3,333 shares vest on March 12, 2019, 3,333 shares vest on March 12, 2020 and 3,334 shares vest on March 12, 2021; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

This Supplement is dated April 16, 2018